                                                                    Exhibit 10.7



                      Colony Resorts LVH Acquisitions, LLC
                            1999 Avenue of the Stars
                                   Suite 1200
                             Los Angeles, California

March 10, 2004

VIA HAND DELIVERY

Mr. Rodolfo Prieto
Chief Executive Officer
Colony Resorts LVH Acquisitions, LLC
Las Vegas Hilton Hotel and Casino
3000 Paradise Road
Las Vegas, Nevada  89109

Dear Rudy:

You entered into an employment agreement with Colony Resorts LVH Acquisitions, LLC (the "Company") dated March 9, 2004 (the "Agreement"), which sets forth the terms and conditions of your employment with the Company as its Chief Executive Officer. Section 11(c) of the Agreement provides that the terms of the Agreement shall not be modified unless in writing and signed by the parties.

The purpose of this letter is to amend Section 3(d) of the Agreement to provide for an option to purchase 1.5% of the Class B Membership Units of the Company. The Agreement currently provides for an outright grant (subject to certain restrictions) equal to 1.5% of the Class B Membership Units. The terms of the option will be set forth in a written option agreement, which, among other things, will provide that the Company may withhold the Class B Membership Units that would otherwise be issuable to you as a result of the exercise of the option, to satisfy the option exercise price and the withholding tax obligation.

Section 3(d) of the Agreement is hereby amended in its entirety as follows:

         "(d) Option to Purchase Membership Units. Executive shall be granted an option (the "Option") to purchase 1.5% of the Class B Membership Units in the Company ("Class B Membership Units") issued and outstanding as of the date on which the closing of the transactions contemplated by the Purchase and Sale Agreement (the "Transactions"), dated December 24, 2003, by and among the Company, LVH Corporation and Park Place Entertainment Corporation (the "Purchase Agreement") occurs. The Option shall be granted pursuant to the Colony Resorts LVH Acquisitions, LLC 2004 Incentive Plan (the "Incentive Plan"), which shall be established and adopted by the Company in connection with the Transactions. The Option shall be subject to three-year vesting under which Executive may exercise one-third of the Class B Membership Units subject to the Option each year on and after each of the first, second and third anniversaries of the date on which the Option is granted. The Option shall be subject in all respects to the terms of
(i) the Incentive Plan, (ii) an individual option agreement to be entered into evidencing the Option (the "Option Agreement"), and (iii) the Holders Agreement to be entered into in connection with the consummation of the transactions contemplated by the Purchase Agreement. The Option Agreement shall provide that the payment of the exercise price for the Class B Membership Units subject to the Option and withholding tax obligations may be satisfied by withholding such number of the Company's Class B Membership Units that would otherwise be issuable to Executive as a result of the exercise of the Option."

Other than the amendment to Section 3(d) as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

If you agree with the amendments to the Agreement as provided herein, please acknowledge your acceptance by signing and dating this letter in the spaces provided below and returning the original of this letter to me.

Sincerely,


Colony Resorts LVH Acquisitions, LLC



By: /s/ Nicholas L. Ribis
    ----------------------------------
     Name:  Nicholas L. Ribis
     Title:  Manager


Accepted and Agreed:



    /s/ Rudolfo Prieto
---------------------------------------
Rodolfo Prieto



Date:  March 10, 2004



                                      - 2 -